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                                                                     EXHIBIT 3.1

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                                  NELNET, INC.


         Pursuant to the provisions of Section 21-20,116 Neb.Rev.Stat. (Reissue
1997) the above corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the corporation is Nelnet, Inc.

         2. The following amendments to the Articles of Incorporation were adopted by the Stockholders of the corporation in the manner prescribed by the Nebraska Business Corporation Act:

                  A. The Amended and Restated Articles of Incorporation are hereby deleted in their entirety and the Second Amended and Restated Articles of Incorporation shall replace and supersede them.

         3. The number of shares of the Corporation's common stock outstanding at the time of adoption of the above amendment was 31,015,034.4 shares of Class A voting Common Stock, and 14,023,453.5 shares of Class B Common Stock; the number of shares entitled to vote thereon was 31,015,034.4 shares of Class A voting Common Stock, and 14,023,453.5 shares of Class B Common Stock. The number of votes of each voting group indisputably represented at the meeting on November 3,2003, was 16,739,423.2 shares of Class A Common Stock and 12,322,453.5 shares of Class B Common Stock.

         4. The date that the amendments as set forth above were adopted was November 3, 2003.

         5. The number of votes cast for the amendments set forth above by the Class A Common Stock shareholders and the Class B Common Stock shareholders entitled to vote, the common stock holders, was sufficient for approval by this voting group.

         Dated as of this 3rd day of November, 2003.

                                        Nelnet, Inc.

                                    By: /s/ Michael S. Dunlap
                                        ----------------------------------------
                                        Michael S. Dunlap, President and Co-CEO

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                             ARTICLES OF RESTATEMENT

         Nelnet, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Nebraska, does hereby certify as follows, pursuant to Section 21-20,122(4) Neb.Rev.Stat. (Reissue 1997) of the Nebraska Business Corporation Act:

                  1.       The name of the Corporation is Nelnet, Inc.

                  2. The text of the Second Amended and Restated Articles of Incorporation adopted by the Corporation is marked as Exhibit A, attached hereto and incorporated herein by this reference.

                  3. The Second Amended and Restated Articles of Incorporation contain amendments to the articles of incorporation requiring shareholder approval.

                  4. The text of each amendment adopted by the Corporation is set forth in the Second Amended and Restated Articles of Incorporation, attached hereto and incorporated herein by this reference.

                  5. The date of each amendment's adoption was November 3, 2003.

                  6. The number of shares of the Corporation's common stock outstanding at the time of adoption of the above amendment was 31,015,034.4 shares of Class A voting Common Stock, and 14,023,453.5 shares of Class B Common Stock; the number of shares entitled to vote thereon was 31,015,034.4 shares of Class A voting Common Stock, and 14,023,453.5 shares of Class B Common Stock. The number of votes of each voting group indisputably represented at the meeting on November 3, 2003, was 16,739,423.2 shares of Class A Common Stock and 12,322,453.5 shares of Class B Common Stock.

                  7. The number of votes cast for the amendments set forth above by Class A Common Stock shareholders and Class B Common Stock shareholders entitled to vote was sufficient for approval was sufficient for these voting groups.

         Dated as of this 3rd day of November, 2003.

                                        Nelnet, Inc.

                                    By: /s/ Michael S. Dunlap
                                        ----------------------------------------
                                        Michael S. Dunlap
                                        President and Co-Chief Executive Officer

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                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                  NELNET, INC.
                      (FORMERLY NELNET LOAN SERVICES, INC.)

                                   ARTICLE I.

                                      NAME

         The name of the Corporation shall be Nelnet, Inc.

                                  ARTICLE II.

                        PRINCIPAL AND REGISTERED OFFICES

         The principal and registered offices of the Corporation shall be at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, or such other place or places as the Corporation may establish and maintain in the State of Nebraska or elsewhere as the Board of Directors may deem prudent, necessary or expedient from time to time. The Corporation's initial registered agent at such registered office shall be Terry J. Heimes.

                                  ARTICLE III.

                               PURPOSE AND POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Nebraska Business Corporation Act (the "Nebraska Act"). The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Nebraska Act and under the laws of the State of Nebraska generally. The Corporation shall have perpetual existence.

                                   ARTICLE IV.

                                  CAPITAL STOCK

         4.1. Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue is 665,000,000 shares. The authorized capital stock is divided into (i) 50,000,000 shares of preferred stock, with par value of $0.01 per share (the "Preferred Stock"); (ii) 600,000,000 shares of Class A Common Stock (the "Class A Common Stock"), with par value of $0.01 per share; and (iii) 15,000,000 shares of Class B Common Stock (the "Class B Common Stock"), with par value of $0.01 per share. The number of authorized shares of any of the Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative votes of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of any provision of the Nebraska Act now or hereafter in effect, and no vote of the holders of the Preferred Stock, the Class A Common Stock

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or the Class B Common Stock voting separately as a class shall be required therefor. None of the Class A Common Stock or Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed in any manner unless the other class is subdivided, consolidated, reclassified or otherwise changed in the same manner and proportion.

         4.2. Preferred Stock. Subject to limitations of applicable law, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Such rights and restrictions as referred to above shall include, without limitation, dividend rights, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

         4.3. Class A Common Stock. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote.

         4.4. Class B Common Stock. Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote except as may otherwise expressly be provided for herein.

         4.5. Class Voting. Subject to limitations of applicable law, Class A Common Stock and Class B Common Stock shall vote as a single class on all matters to be voted on including, without limitation, any consolidation or merger of the Corporation into or with any other corporation or the sale or transfer of all or substantially all of its assets; provided, however, that the vote of a majority of the shares of Class B Common Stock, voting separately as a class, shall be required to lower the number of votes per share that each share of Class B Common Stock entitles its holder to have.

         4.6. Conversion. Class A Common Stock is not convertible. Each share of Class B Common Stock is convertible at any time at the holder's option into one (1) share of Class A Common Stock. Each share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon the Transfer (as defined below) of such share, other than the following Transfers:
(i) to any other holder of Class B Common Stock or to any natural person or business organization that, directly or indirectly, controls, is controlled by or is under common control with such holder ("business organization" shall mean any corporation, limited liability company, partnership or like entity); (ii) to a spouse, sibling, parent, grandparent or descendant, whether natural or adopted, of a holder of Class B Common Stock; (iii) to any charitable foundation or other organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as

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amended, or the corresponding provision of any subsequent federal tax law; (iv)
to a trust all of the beneficiaries of which are holders of Class B Common Stock each of whom is a natural person, natural persons described in clause (ii) hereof and/or entities described in clause (iii) hereof; (v) by will to any transferee described in clause (ii), (iii) or (iv) hereof; (vi) pursuant to the laws of descent and distribution to a spouse, sibling, parent, grandparent and/or descendant, whether natural or adopted, of a holder of Class B Common Stock; or (vii) to the Corporation. Notwithstanding the foregoing, a share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock, without any action by the Corporation or further action by the holder thereof, upon any Transfer of such share pursuant to a divorce or separation agreement, decree or order. "Transfer" means a sale, assignment, transfer, gift, encumbrance or other disposition, other than a bona fide pledge for collateral security purposes.

         In the event at any time the shares of the Class B Common Stock outstanding constitute less than 50% of the Class B Common Stock outstanding as of the date of the final prospectus relating to the Corporation's initial public offering (as adjusted for any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar capitalization change), each remaining share of Class B Common Stock outstanding shall automatically be converted into one (1) share of Class A Common Stock.

         The Corporation will reserve and at all times keep available out of its authorized but unissued shares of Class A Common Stock or its shares of treasury stock of such class a sufficient number of shares of Class A Common Stock to satisfy the conversion requirements of all outstanding shares of Class B Common Stock.

         4.7 Dividend Rights. Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably dividends payable in cash, in stock or otherwise, as and when declared by the Board of Directors out of assets legally available therefor, subject to any preferential rights of any outstanding Preferred Stock.

         4.8 Other Rights. Upon liquidation, dissolution or winding up of the Corporation, after payment in full of the amounts required to be paid to the holders of any outstanding Preferred Stock, all holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably any assets available for distribution to holders thereof after the payment of all debts and other liabilities of the Corporation. No shares of the Class A Common Stock or the Class B Common Stock shall have preemptive rights to purchase additional shares. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock shall be subject to, and may be adversely affected by, the rights of holders of outstanding Preferred Stock. All shares of Class A Common Stock, Class B Common Stock and Preferred Stock which are acquired by the Corporation shall be available for re-issuance by the Corporation at any time.

         4.9 Rights With Respect to Future Issuances and Sales. The Board of Directors shall be authorized to create and issue by one or more resolutions, whether or not in connection with the issuance and sale of any of the Corporation's securities or properties, rights entitling the holders thereof to purchase securities issued by the Corporation or any other entity. The times at and the terms upon which such rights are to be issued are to be determined by the Board of Directors

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and set forth in contracts or other instruments which evidence such rights. The authority of the Board of Directors with respect to such rights shall include, without limitation, the determination of the initial purchase price, the times and circumstances under which such rights may be exercised, provisions denying such holders of a specified percentage of the Corporation's outstanding capital stock the right to exercise such rights and provisions to permit the Corporation to redeem or exchange such rights.

         4.10 Recapitalization Plan; Exchange of Certificates. Each share of the Corporation's Class B (nonvoting) Common Stock owned by Michael S. Dunlap, Terri Dunlap, Stephen F. Butterfield and Union Financial Services, Inc., and each share of the Corporation's Class A (voting) Common Stock issued and outstanding or held in treasury, immediately prior to the filing of the Amended and Restated Articles of Incorporation with the Nebraska Secretary of State on August 14, 2003, was, upon such filing and thereafter, exchanged for and classified as 210 shares of the Corporation's Class B Common Stock. Each share of the Corporation's Class B (nonvoting) Common Stock issued and outstanding or held in treasury immediately prior to the filing of the Amended and Restated Articles of Incorporation on August 14, 2003 (other than shares of Class B (nonvoting) Common Stock owned by Michael S. Dunlap, Terri Dunlap, Stephen F. Butterfield and Union Financial Services, Inc.), was, upon such filing and thereafter, exchanged for and classified as 210 shares of the Corporation's Class A Common Stock. Promptly after the filing of the Amended and Restated Articles of Incorporation on August 14, 2003, each holder of the Corporation's issued and outstanding capital stock surrendered, or is entitled to surrender, to the Corporation all certificates representing all such shares of the Corporation's capital stock, properly endorsed for transfer to the Corporation, which certificates were in any event deemed cancelled at the time of such filing, and the Corporation thereupon issued and delivered, or will issue and deliver, to such holder certificates representing the number of shares of the Corporation's capital stock that such holder was, or is, entitled to receive pursuant to the recapitalization plan set forth above.

                                   ARTICLE V.

                               BOARD OF DIRECTORS

         5.1. Powers of Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors which shall consist of not less than three (3) members. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Nebraska, the Board of Directors is expressly authorized to:

                  (a) adopt, amend, alter, change or repeal the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-laws had not been adopted;

                  (b) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

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                  (c)      exercise all such powers and do all such acts as may
         be exercised or done by the Corporation, subject to the provisions of the Nebraska Act, these Second Amended and Restated Articles of Incorporation and the By-laws of the Corporation.

         5.2. Number of Directors. Subject to Section 5.1, the number of directors constituting the Board of Directors shall be determined from time to time exclusively by a vote of a majority of the Board of Directors in office at the time of such vote.

         5.3. Vacancies. Any vacancies in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until removed or until the next election at the next annual shareholder's meeting and until their successors are elected and qualified.

         5.4. Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VI.

                SHAREHOLDER ACTIONS AND MEETINGS OF SHAREHOLDERS

         Special meetings of shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office, except as may otherwise be required by the Nebraska Act. Elections of officers need not be by written ballot, unless otherwise provided in the By-laws. For purposes of all meetings of shareholders, a quorum shall consist of shares constituting a majority of the voting power of all the shares of the capital stock of the Corporation entitled to vote at such meeting of shareholders, unless otherwise required by law.

                                  ARTICLE VII.

                      LIMITATION ON LIABILITY OF DIRECTORS

         No person shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, including without limitation directors serving on committees of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions which the Nebraska Act does not permit indemnity for directors under Section 21-2018(2)(e) of the Nebraska Act or otherwise; or (iv) any transaction from which the director derived an improper personal benefit. If the Nebraska Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nebraska Act, as so amended. Any

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amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                  ARTICLE VIII.

                     INDEMNIFICATION OF DIRECTORS, OFFICERS
                           EMPLOYEES AND OTHER AGENTS

         8.1. Indemnification of Directors and Officers. The Corporation shall, to the maximum extent and in the manner permitted by the Nebraska Act, indemnify each of its directors and officers against expenses (as defined in Section 21-20,102 of the Nebraska Act), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 21-20,102 of the Nebraska Act) arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this
Article VIII, a "director" or "officer" of the Corporation includes any person
(i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

         8.2. Indemnification of Others. The Corporation shall have the power, to the extent and in the manner permitted by the Nebraska Act, to indemnify each of its employees and agents (other than directors and officers) against expenses (as defined in Section 21-20,102 of the Nebraska Act) judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 21-20,102 of the Nebraska Act) arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Article VIII, an "employee" or "agent" of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

         8.3. Payment of Expenses in Advance. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 8.1 or for which indemnification is permitted pursuant to
Section 8.2 following authorization thereof by the Board of Directors, shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined by final judicial decision, from which there is not further right of appeal, that the indemnified party is not entitled to be indemnified as authorized in this
Article VIII.

         8.4.     Indemnity Not Exclusive. The indemnification provided by this
Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity

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while holding such office, to the extent that such additional rights to indemnification are authorized in this Article VIII.

         8.5. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the Corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.

         8.6. Conflicts. No indemnification or advance shall be made under this Article VIII, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears that:

                  (a)      it would be inconsistent with a provision of this
         Article VIII, the By-laws of the Corporation, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (b) it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

                                   ARTICLE IX.

                        AMENDMENT OF AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

         The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation in any manner permitted by the Nebraska Act and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of a majority of the voting power of all the shares of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Section 4.9, Article VI or this proviso.

                                   ARTICLE X.

                                  SEVERABILITY

         In the event that any of the provisions of these Second Amended and Restated Articles of Incorporation (including any provision within a single Section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

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                                   ARTICLE XI.

                                  INCORPORATOR

         The name and street address of the incorporator is: Jay L. Dunlap, 111 Oenida, Milford, Nebraska.

Dated as of November 3, 2003.

                                        /s/ Michael S. Dunlap
                                        ----------------------------------------
                                        Name:  Michael S. Dunlap
                                        Title: Co-Chief Executive Officer

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